Leatt Corp Announces Record Breaking Year; Reports Results for Fourth Quarter and Full Year 2018

21% Increase in Revenues to $24.4 million;
404% Increase in Net Income to $1.2 million

CAPE TOWN, South Africa, (March 27, 2019) – Leatt Corporation (OTCQB: LEAT), a leading developer and marketer of protective equipment and ancillary products for many forms of sports, especially extreme high-velocity sports, today announced record financial results for the fourth quarter and full year ending December 31, 2018. All financial numbers are in U.S. dollars.

Full-Year 2018 Highlights

•	Record revenues of $24.4 million, up $4.25 million or 21%, compared to 2017
•	Net Income increased 404% to $1.2 million, or $0.22 per diluted share, compared to $237,000, or $0.04 per diluted share, in 2017
•	Total operating expenses increased 8%, while revenues increased by 21%
•	Income from Operations of $1.5 million, compared to $226,000 in 2017
•	Cash and cash equivalents increased to $1.7 million, compared to $1.5 million in 2017
•	Leatt DBX 2.0 Helmet and 3.5 Neck Brace recognized in a 2018 Design & Innovation Award
•	Leatt DBX 4.0 Helmet wins Interbike Innovation Award in 2018

Fourth Quarter 2018 Highlights

•	Revenues of $5.5 million, up 3% compared to 2017
•	Total operating expenses increased 2%, while revenues increased 3%
•	Net Loss of $864 which narrowed by $107,000 or 99%, compared to 2017

Leatt CEO, Sean Macdonald, said, “We are pleased to report that 2018 was another record year for Leatt. Global revenues grew by $4.25 million to $24.4 million, an increase of 21%, compared to 2017, and included double digit revenue growth worldwide. We saw revenue growth in every single major product category, but we are particularly encouraged by the increase in sales volumes of our flagship neck braces, our innovative knee braces, our apparel line and our upper body armor and helmets. Our range of award-winning products has increased substantially over the year, and we remain committed to offering our premium revolutionary technology to more riders globally at attractive price points.

“Our growth in 2018 was the result of the continued expansion of our entire global footprint. We have an evolving international distribution network that continues to add new top tier partners. We also now have a more potent in-house sales force, led by strong regional sales managers, as well as wider consumer brand reach and engagement. Our team is bolstered by our stable of exceptional protective products, as well as our new focus on the global bicycle market. We are developing an emerging bicycle distribution network and have added strong regional sales managers and bicycle sales reps to our team.

“Although operating costs have increased this year when compared to 2017, this increase was primarily attributable to increased marketing, advertising, selling and related staff costs targeted directly at building a global consumer brand and launching our exceptional products – areas that we believe will fuel our growth moving forward. We continue to focus on our favorable operating leverage.

“During the first quarter of 2019 we also added another highly anticipated product category that bodes well for future growth: our revolutionary bullet-proof line of protective eye goggles.”

Founder and Chairman, Dr. Christopher Leatt, added, “Leatt continues to pioneer the design and development of innovative products that mesh science and performance to provide bio-medically proven safety for athletes in extreme sports, as well as amateur riders. A prime example is our new award winning 3.5 neck brace, which utilizes advanced manufacturing techniques that combine an in-molded EPS and a polyamide core, to bring yet another revolutionary product to riders at an attractive price point.”

Financial Summary

Total revenues for the three-month period ended December 31, 2018 increased to $5.5 million, up 3%, compared to $5.4 million for the 2017 fourth quarter.

For the year ended December 31, 2018, revenues increased by $4.3 million, or 21%, to $24.4 million, up from $20.1 million for the twelve months ended December 31, 2017. The increase for 2018 was driven by an 18% increase in Body armor sales, a 58% increase in helmet sales, an 18% increase in other product and accessories sales, and a 12% increase in Neck brace sales. Price fluctuations did not impact revenues as selling prices have not fluctuated by any significant level.

For the 2018 fourth quarter, gross profit was $2.5 million, or 45% of revenues, compared to $2.2 million, or 42% of revenues, for the 2017 fourth quarter. For the twelve months ended December 31, 2018, gross profit was $11.6 million, or 47% of revenues, up 22%, compared to $9.5 million, or 47% gross margin, for 2017.

Fourth quarter loss from operations was $(128,000), down from $(283,000) for 2017. For the twelve months ended December 31, 2018, income from operations was $1.5 million, compared to $226,000 for 2017.

Net loss for the three months ended December 31, 2018 was $(864), or $(0.00) per basic and diluted share, compared to $(107,000) or $(0.02) per basic and diluted share, during the three months ended December 31, 2017. Net income for the twelve months ended December 31, 2018 increased 404% to $1.2 million, or $0.22 per basic and diluted share, compared to $237,000, or $0.04 per basic and per diluted share, for 2017. The increase in net income for the twelve months ended December 31, 2018 was driven by a 21% increase in revenues.

Leatt continued to meet its working capital needs from cash on hand and internally generated cash flow from operations. At December 31, 2018, the Company had cash and cash equivalents of $1.7 million, a current ratio of 3.02:1, and there was no long-term debt.

Business Outlook

Mr. Macdonald said, “We believe that the momentum that we are now building will continue throughout 2019 and beyond. Most importantly, our customers around the world continue to enthusiastically support our existing and new 2019 product lines through their ongoing orders. In addition, our stable of exceptional award-winning products has increased substantially in the last year, as we continue to strive to make our premium revolutionary technology, which represent value at attractive price points, available to more riders globally. We plan to build on our strategy of targeted and focused product launches, building our global consumer brand and expanding our presence in new markets domestically and abroad.

“We are also very optimistic about our launch into our revolutionary goggle range. Our development of this new line not only represents the opportunity to protect another key area of a rider’s anatomy —the eyes—but is also a core branding tool with the prominent positioning of our branded goggle straps on the helmet. We are incredibly excited to be bringing a cutting edge, optically optimized goggle to the global market, and our initial orders indicates that our business partners share our enthusiasm.”

Conference Call

The Company will host a conference call at 10:00 am ET on Wednesday, March 27, 2019, to discuss the 2018 fourth quarter and full year results.

Participants should dial in to the call ten minutes before the scheduled time, using the following numbers: 1-877-407-9716 (U.S.A) or +1-201-493-6779 (international) to access the call.

Audio Webcast

There will also be a simultaneous live webcast through the Company’s website, www.leatt-corp.com. Participants should register on the website approximately ten minutes prior to the start of the webcast.

Replay

An audio replay of the conference call will be available for seven days and can be accessed by dialing 1-844-512-2921 (U.S.A) or +1-412-317-6671 (international) and using passcode 13688947.

For those unable to attend the call, a recording of the live webcast, will be archived shortly following the event for 30 days on the Company’s website.

About Leatt Corp

Leatt Corporation develops personal protective equipment and ancillary products for all forms of sports, especially extreme motor sports. The Leatt-Brace® is an award-winning neck brace system considered the gold standard for neck protection for anyone wearing a crash helmet as a form of protection. It was designed for participants in extreme sports or riding motorcycles, bicycles, mountain bicycles, all-terrain vehicles, snowmobiles and other vehicles. For more information, visit www.leatt.com.

Follow Leatt® on Facebook, Instagram, and Twitter.

Forward-looking Statements:

This press release may contain forward-looking statements regarding Leatt Corporation (the “Company”) within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. All statements, other than statements of historical fact included herein are "forward-looking statements" including statements regarding: the impact of the Company's new Goggle range on the Company's results of operation; likelihood that the Company will continue to expand its product lines and to benefit from global market acceptance of its branded products; the ability of the Company to derive financial benefit from its receipt of awards; the financial outlook of the Company; the general ability of the Company to achieve its commercial objectives; the business strategy, plans and objectives of the Company and its subsidiaries, including its ongoing strategy to diversify and extend its product line into new sports and markets; and any other statements of non-historical information. These forward-looking statements are often identified by the use of forward-looking terminology such as "believes," "expects," "anticipates," "seeks," “should,” “could,” "intends," or "projects" or similar expressions, and involve known and unknown risks and uncertainties. These statements are based upon the Company's current expectations and speak only as of the date hereof. Any indication of the merits of a claim does not necessarily mean the claim will prevail at trial or otherwise. Financial performance in one period does not necessarily mean continued or better performance in the future. The Company's actual results in any endeavor may differ materially and adversely from those expressed in any forward-looking statements as a result of various factors and uncertainties, which factors or uncertainties may be beyond our ability to foresee or control. Other risk factors include the status of the Company’s common stock as a “penny stock” and those listed in other reports posted on The OTC Markets Group, Inc.

Contact:
Investor Relations
Investor-info@leatt.com
(917)-841-8371

Financial Tables Follow

LEATT CORPORATION
CONSOLIDATED BALANCE SHEETS
DECEMBER 31, 2018 AND 2017

ASSETS

	2018	2017
Current Assets
Cash and cash equivalents	$1,709,900	$1,518,157
Short-term investments	58,232	58,221
Accounts receivable	2,049,331	2,420,656
Inventory	4,815,215	5,034,310
Payments in advance	473,286	565,124
Income tax refunds receivable	-	130,171
Prepaid expenses and other current assets	1,247,233	847,442
Total current assets	10,353,197	10,574,081

Property and equipment, net	2,317,490	2,113,855

Other Assets
Deposits	25,380	26,081
Intangible assets	40,466	76,364
Total other assets	65,846	102,445

Total Assets	$12,736,533	$12,790,381

LIABILITIES AND STOCKHOLDERS' EQUITY

Current Liabilities
Accounts payable and accrued expenses	$2,779,182	$4,433,665
Income tax payable	70,258	-
Short term loan, net of finance charges	582,128	518,130
Total current liabilities	3,431,568	4,951,795

Deferred tax liabilities, net	170,900	38,100
Deferred Compensation	80,000	-

Commitments and contingencies

Stockholders' Equity
Preferred stock, $.001 par value, 1,120,000 shares authorized, 120,000 shares issued and outstanding	3,000	3,000
Common stock, $.001 par value, 28,000,000 shares authorized, 5,370,028 and 5,366,382 shares issued and outstanding	130,053	130,053
Additional paid - in capital	7,868,119	7,687,367
Accumulated other comprehensive loss	(609,303)	(485,286)
Retained earnings	1,662,196	465,352
Total stockholders' equity	9,054,065	7,800,486

Total Liabilities and Stockholders' Equity	$12,736,533	$12,790,381

LEATT CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME

	Three Months Ended		Year Ended
	December 31		December 31
	2018	2017	2018	2017
	Unaudited	Unaudited	Unaudited	Unaudited

Revenues	$5,514,400	$5,356,631	$24,392,312	$20,139,785

Cost of Revenues	3,059,491	3,107,631	12,820,453	10,674,447

Gross Profit	2,454,909	2,249,000	11,571,859	9,465,338

Product Royalty Income	15,481	7,725	43,686	98,038

Operating Expenses
Salaries and wages	824,533	726,147	2,808,090	2,603,707
Commissions and consulting expenses	62,119	135,091	445,534	523,629
Professional fees	150,124	174,672	611,269	694,345
Advertising and marketing	383,939	431,897	1,881,368	1,690,408
Office rent and expenses	67,433	65,832	278,592	266,933
Research and development costs	353,497	391,671	1,412,866	1,358,512
Bad debt expense	75,648	55,607	96,755	64,213
General and administrative expenses	462,734	405,023	1,873,502	1,659,565
Impairment loss	25,000	-	25,000	-
Depreciation	193,340	153,723	695,605	476,552
Total operating expenses	2,598,367	2,539,663	10,128,581	9,337,864

Income (Loss) from Operations	(127,977)	(282,938)	1,486,964	225,512

Other Income (Expenses)
Interest and other income (expenses), net	47,440	(3,807)	39,120	(9,457)
Total other income (expenses)	47,440	(3,807)	39,120	(9,457)

Income (Loss) Before Income Taxes	(80,537)	(286,745)	1,526,084	216,055

Income Taxes	(79,673)	(179,851)	329,240	(21,237)

Net Income (Loss) Available to Common Shareholders	$(864)	$(106,894)	$1,196,844	$237,292

Net Income (Loss) per Common Share
Basic	$-	$(0.02)	$0.22	$0.04
Diluted	$-	$(0.02)	$0.22	$0.04

Weighted Average Number of Common Shares Outstanding
Basic	5,368,799	5,366,382	5,366,712	5,365,137
Diluted	5,534,427	5,546,169	5,532,339	5,544,925

Comprehensive Income (Loss)
Net Income	$(864)	$(106,894)	$1,196,844	$237,292
Other comprehensive income, net of $25,200 and $10,300 deferred income taxes in 2018 and 2017
Foreign currency translation	(1,689)	117,453	(124,017)	124,797

Total Comprehensive Income (Loss)	$(2,553)	$10,559	$1,072,827	$362,089

LEATT CORPORATION
CONSOLIDATED STATEMENTS OF CASH FLOWS
FOR THE YEARS ENDED DECEMBER 31, 2018 AND 2017

	2018	2017

Cash flows from operating activities
Net income	$1,196,844	$237,292
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	695,605	476,552
Deferred income taxes	132,800	81,000
Stock-based compensation	180,752	217,673
Bad debts	(1,584)	(15,895)
Inventory reserve	25,196	(108,299)
Gain on sale of property and equipment	(1,260)	(3,125)
Impairment loss	25,000	-
(Increase) decrease in:
Accounts receivable	372,909	(186,921)
Inventory	193,899	(347,886)
Payments in advance	91,838	4,374
Prepaid expenses and other current assets	(399,791)	(410)
Income tax refunds receivable	130,171	(46,604)
Deposits	701	(1,189)
Increase (decrease) in:
Accounts payable and accrued expenses	(1,654,483)	1,412,047
Income taxes payable	70,258	-
Deferred compensation	80,000	-
Net cash provided by operating activities	1,138,855	1,718,609

Cash flows from investing activities
Capital expenditures	(978,167)	(1,361,453)
Proceeds from sale of property and equipment	1,308	3,125
Increase in short-term investments, net	(11)	(25)
Net cash used in investing activities	(976,870)	(1,358,353)

Cash flows from financing activities
Proceeds from (repayments of ) short-term loan, net	63,998	(24,402)
Net cash provided by (used in) financing activities	63,998	(24,402)

Effect of exchange rates on cash and cash equivalents	(34,240)	79,300

Net increase in cash and cash equivalents	191,743	415,154

Cash and cash equivalents - beginning of year	1,518,157	1,103,003

Cash and cash equivalents - end of year	$1,709,900	$1,518,157

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Cash paid for interest	$16,110	$13,397
Cash paid for income taxes	$100,892	$87,207

Other noncash investing and financing activities
Common stock issued for services	$180,752	$217,673